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Exhibit 10.32

Summary of Compensation Payable to Named Executive Officers

The Compensation Committee of the Board of Directors of Yahoo! Inc. approved the annual base salaries (effective January 1, 2005) of Yahoo!'s executive officers for 2005. The following table shows the annual base salary for 2005 of our Chief Executive Officer and four most highly compensated other executive officers (based on their total annual salary and bonus compensation during 2004), also referred to as the Named Executive Officers.

Name and Principal Position	Salary*
Terry S. Semel Chairman and Chief Executive Officer	$600,000
Susan L. Decker Executive Vice President, Finance and Administration and Chief Financial Officer	$500,000
Daniel L. Rosensweig Chief Operating Officer	$500,000
Farzad Nazem Chief Technical Officer and Executive Vice President, Engineering and Site Operations	$450,000
Michael J. Callahan Senior Vice President, General Counsel and Secretary	$300,000

In addition to receiving base salary, Yahoo!'s Named Executive Officers are eligible to receive an annual bonus based on individual performance and Yahoo!'s overall achievement of its financial plan.

Equity compensation plan grants to Yahoo!'s Named Executive Officers are reported on Form 4 filings with the Securities and Exchange Commission.

*
With the exception of Mr. Callahan's base salary, which increased from $275,000 to $300,000, the base salaries for the Named Executive Officers did not increase from previously effective base salaries.

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  Exhibit 10.32
Summary of Compensation Payable to Named Executive Officers